UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
A.K.A. BRANDS HOLDING CORP.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

a.k.a.

PROXY STATEMENT 2022

NOTICE OF ANNUAL MEETING

Dear Fellow Shareholders,
We are pleased to invite you to attend the first Annual Meeting of Shareholders of a.k.a. Brands Holding Corp. (“a.k.a. Brands” or the “Company”) to be held on June 1, 2022, at 12 p.m. Pacific Time (the “Annual Meeting”). This year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In light of the ongoing risks related to COVID-19, we think a virtual-only meeting for this year is advisable. You will be able to attend the meeting online by visiting www.virtualshareholdermeeting.com/AKA2022. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 16-digit control number included on your notice of internet availability of proxy materials.
The Annual Meeting will be conducted for the following purposes, which are more fully described in the accompanying proxy statement:
1.	to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2025 Annual Meeting and until their successors are duly elected and qualified;
2.	to ratify the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
Our Board of Directors has set the record date as April 4, 2022. Only shareholders that owned shares of the Company’s common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment or postponement thereof. A list of the Company’s shareholders of record will be available at our corporate headquarters located at 100 Montgomery Street, Suite 1600, San Francisco, CA 94104 and, on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/AKA2022.
Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
Sincerely,

JILL E. RAMSEY Chief Executive Officer and Director	CHRISTOPHER J. DEAN Chair of the Board

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of a.k.a. Brands Holding Corp. (“a.k.a. Brands” or the “Company”) will be held via the Internet at www.virtualshareholdermeeting.com/AKA2022 on June 1, 2022, at 12 p.m. Pacific Time for the following purposes:
1.	to elect three nominees identified in the accompanying proxy statement to serve as Class I directors until the 2025 Annual Meeting and until their successors are duly elected and qualified;
2.	to ratify the appointment of Pricewaterhouse Coopers as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
3.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
Shareholders of record as of the close of business on April 4, 2022 are entitled to vote. A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to June 1, 2022, at 100 Montgomery Street, Suite 1600, San Francisco, CA 94104 and, on the date of the meeting, on the virtual platform for the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 1, 2022
The notice of annual meeting, the proxy statement and our fiscal year 2021 annual report are available on our website at https://ir.aka-brands.com. Additionally, in accordance with the SEC rules, you may access our proxy materials at www.proxyvote.com.
The Notice of Internet Availability of Proxy Materials is first being delivered to the Company’s shareholders of record on or about April 22, 2022.
By Order of the Board of Directors,

LILLIANA LIN
General Counsel & Corporate Secretary

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:	Why did I receive these materials?
The Board of the Company is soliciting your proxy to vote at our 2022 Annual Meeting of Shareholders (or at any postponement or adjournment of the meeting). Shareholders who own shares of our common stock as of April 4, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.
Notice of Internet Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet as of April 19, 2022. The Notice of Internet Availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
Householding. The SEC rules permit us to print an individual’s multiple accounts on a single set of annual meeting materials. To take advantage of this opportunity, we have summarized on one set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.
Q:	Who will be entitled to vote?
Shareholders who own shares of our common stock as of the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 128,647,836 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q:	What will I be voting on?
You will be voting on:
1.	the election of three Class I directors to serve on the Board until the 2025 Annual Meeting and until their successors are duly elected and qualified;
2.	the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and
3.	any other business as may properly come before the meeting or any adjournment of the meeting.
Q:	How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.	FOR the election of Christopher Dean, Ilene Eskenazi and Matthew Hamilton as Class I directors; and
2.	FOR the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2022.
Q:	How do I cast my vote?
Beneficial Shareholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Shareholders. If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/AKA2022. You will need log in by entering your unique 16-digit control number included on your Notice of Internet Availability of Proxy Materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903; or
3.	by signing and returning a proxy card.
Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 31, 2022.
Q:	Can I access the proxy materials electronically?
Yes. Our proxy materials are available at www.proxyvote.com. In addition, instead of receiving future copies of our Notice of Internet Availability and other proxy materials by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our Notice of Internet Availability and other proxy materials, you should follow the instructions available at www.proxyvote.com. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q:	How may I change or revoke my proxy?
Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change or revoke their proxy vote.
Registered Shareholders. Registered shareholders may change or revoke a properly executed proxy at any time before its exercise:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903;
3.	by signing and returning a new proxy card; or
4.	by voting at the virtual Annual Meeting.
Q:	How can I attend the virtual Annual Meeting?
The Annual Meeting is being held as a virtual-only meeting this year.
If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/AKA2022 and entering your 16-digit control number. This number is included in your Notice of Internet Availability of Proxy Materials.
If you are a shareholder as of the Record Date and have logged in using your 16-digit control number, you may type questions into the dialog box provided at any point during the meeting (until the floor is closed to questions). The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/AKA2022 for at least one year.
If you are not a shareholder as of the Record Date or do not log in using your 16-digit control number, you may still log in as a guest and listen to the Annual Meeting, but you will not be able to ask questions or vote at the meeting.
Q:	Why is the Annual Meeting virtual only?
In light of the ongoing risks related to COVID-19, we think a virtual only meeting for this year is advisable to protect the health and well-being of the attendees (employees, directors, shareholders and the general public). We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and the Company. Hosting a virtual meeting makes it easy for our shareholders to participate from any location around the world.

Q:	What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 — ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.
PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The affirmative vote of a majority of the voting power of the outstanding shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to approve the ratification of PricewaterhouseCoopers as our independent registered public accounting firm. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal year 2022.
Q:	When will the results of the vote be announced?
The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q:	What is the deadline for submitting a shareholder proposal or director nomination for the fiscal year 2023 Annual Meeting?
Shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of shareholders to be held in 2023 must be received by the Company at our principal executive offices at 100 Montgomery Street, Suite 1600, San Francisco, CA 94104 no later than the close of business on December 23, 2022. Shareholders wishing to make a director nomination or bring a proposal before the 2023 annual meeting (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary at the Company’s principal executive offices no later than the close of business on March 3, 2023 and not earlier than the close of business on February 1, 2023, assuming the Company does not change the date of the 2023 annual meeting of shareholders by more than 30 days before or 70 days after the anniversary of the 2022 Annual Meeting. If so, the Company will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of the Company’s Bylaws and be submitted in writing to the Secretary at the Company’s principal executive offices.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once applicable), shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 2, 2023.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is composed of eight directors. Our Amended and Restated Certificate of Incorporation (our “Charter”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Charter also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of April 1, 2022, and other information for each member of our Board:
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Christopher Dean	I	49	Chair of the Board	2021	2022	2025
Ilene Eskenazi	I	50	Director	2021	2022	2025
Matthew Hamilton	I	38	Director	2021	2022	2025
Simon Beard	II	37	Director	2021	2023
Wesley Bryett	II	40	Director	2021	2023
Kelly Thompson	II	52	Director	2021	2023
Myles McCormick	III	50	Director	2021	2024
Jill Ramsey	III	49	Director	2021	2024
The Board believes that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, our Board seeks to, as a whole, be competent in key corporate disciplines, including risk management, crisis management, leadership, regulatory issues, reputational issues, accounting and financial acumen, business judgment, governance, social responsibility, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our business, such as expertise in eCommerce, retail and the business of fashion. The Nominating and Corporate Governance Committee (the “Nominating Committee”) believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating Committee considers a nominee’s differences in gender, ethnicity and tenure. The Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating Committee considers individuals with diverse viewpoints, accomplishments, cultural background, professional expertise, and diversity in gender, ethnicity, race, skills and geographic representation. Further, our Board is committed to seeking qualified women and individuals from underrepresented minority groups to include in the pool from which new candidates are selected. Currently, of the eight directors on our Board, three are women, and one is racially/ethnically diverse. The Nominating Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all shareholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.
The Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and regulatory and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for the Company and its shareholders, and guide the long-term sustainable, dependable performance of the Company.
Subject to any earlier resignation or removal in accordance with the terms of our Charter, our Bylaws and the Director Nomination Agreement (as defined and discussed below), our Class I directors will serve until this Annual Meeting, our Class II directors will serve until the annual meeting of shareholders to be held in 2023, and our Class III directors will serve until the annual meeting of shareholders to be held in 2024. In addition, our Charter provides that as long as Summit Partners, L.P. (“Summit”) beneficially owns (directly or indirectly) 40% or more of the voting power of the Company entitled to vote, directors may be removed with or without cause upon the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon. However, once Summit ceases to beneficially own in the aggregate (directly or indirectly) 40% or more of the voting power of the Company, our directors may be removed only for cause upon the affirmative vote of at least two-thirds of the voting power of our outstanding shares of stock entitled to vote thereon.
Director Nomination Agreement
In connection with our initial public offering (“IPO”) that took place in September 2021, we entered into a Director Nomination Agreement with New Excelerate, L.P. (the “Principal Stockholder”), Summit, Summit Partners GE IX AIV, Ltd., Summit Partners GE IX AIV, L.P., Summit Partners Growth Equity Fund IX-B AIV, L.P., Summit Partners GE IX, LLC, Summit Partners GE IX, L.P., Summit Partners Growth Equity Fund IX-A AIV, L.P., and Excelerate GP, Ltd. The Director Nomination Agreement provides Summit with an independent right to designate the following number of nominees for election to our Board: (i) all of the nominees for election to our Board for so long as Summit beneficially owns at least 40% of the total number of shares of our common stock outstanding upon completion of the IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or similar changes in the Company’s capitalization (the “Original Amount”); (ii) a majority of the nominees for election to our Board for so long as Summit beneficially owns less than 40% but at least 30% of the Original Amount; (iii) 30% of the nominees for election to our Board for so long as Summit beneficially owns less than 30% but at least 20% of the Original Amount; (iv) 20% of the nominees for election to our Board for so long as Summit beneficially owns less than 20% but at least 10% of the Original Amount; and (v) one of the nominees for election to our Board for so long as Summit beneficially owns at least 5% of the Original Amount. In addition, Summit shall be entitled to designate the replacement for any of its Board designees whose Board service terminates prior to the end of the director’s term, regardless of the Principal Stockholder’s beneficial ownership at that time. Summit shall also have the right to have its designees participate on committees of our Board proportionate to Summit’s stock ownership, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of Summit. This agreement will terminate at such time as Summit controls less than 5% of the total voting power of our then outstanding common stock.
Shareholder Recommendations for Director Nominees
The Nominating Committee will consider shareholder nominations for membership on the Board. For the 2023 Annual Meeting, nominations may be submitted to 100 Montgomery Street, Suite 1600, San Francisco, CA 94104, Attn: General Counsel, and such nominations will then be forwarded to the Chair of the Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on March 3, 2023 and not earlier than the close of business on February 1, 2023. Recommendations must also include certain other procedural requirements as specified in our Bylaws.
When filling a vacancy on the Board, the Nominating Committee will identify the desired skills and experience of a new director and will nominate individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates will then be evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating Committee charter, and the same process will be used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Christopher Dean	I	49	Chair of the Board	September 2021	2022	2025
Ilene Eskenazi	I	50	Director	December 2021	2022	2025
Matthew Hamilton	I	38	Director	September 2021	2022	2025
Each nominee was recommended for re-election by the Nominating Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES
Director Nominees to Serve for a Three-Year Term Expiring at the 2025 Annual Meeting.
Christopher Dean. Christopher Dean began serving on our Board, including as Chairman, in September 2021. Mr. Dean has served as a Managing Director at Summit since 2001, where he co-leads the Growth Products & Services team. Mr. Dean currently serves on the boards of Brooklinen, Champion Windows, EngageSmart, FORMA Brands, Quay Australia, Salient Partners, ShipMonk and Vestmark Financial. His prior directorships include Focus Financial Partners (NYSE: FOCS), Investor Management Services (acquired by RealPage, NASDAQ: RP), optionsXpress (NASDAQ: OXPS, acquired by Charles Schwab, NYSE: SCHW), Progressive Finance (acquired by Aaron’s, NYSE: AAN), PSC Info Group (acquired by Roark Capital), Senior Home Care (acquired by Oaktree Capital) and Sun Trading (acquired by Hudson Trading). Prior to his time at Summit, Mr. Dean worked for Morgan Stanley, J.H. Whitney & Co. and Sun Microsystems. We believe Mr. Dean’s prior directorship experience and his deep knowledge of the Company’s business, strengths and opportunities qualifies him to serve as a director of our Board. Mr. Dean holds a B.A. from the University of Notre Dame and an MBA from Harvard Business School.
Ilene Eskenazi. Ilene Eskenazi began serving on our Board in December 2021. She has served as Chief Legal and Human Resources Officer and Secretary of Petco Health and Wellness Company Inc. (NASDAQ: WOOF) since January 2022, and was previously their Chief Legal Officer and Corporate Secretary from September 2020 to January 2022. From 2016 to September 2020, Mr. Eskenazi was the Global General Counsel and Chief Human Resources Officer for Boardriders, Inc. (formerly Quiksilver, Inc.), a leading action sports and lifestyle company, where she was responsible for all legal and human resource initiatives, managing approximately 10,000 employees and distribution in over 100 countries. Prior to that, Ms. Eskenazi has served as Chief Legal Officer and Senior Vice President of Talent Operations and Performance at True Religion Apparel, Inc., as the General Counsel for Red Bull North America, Inc., and as the Deputy General Counsel at The Wonderful Company. Ms. Eskenazi started her career at the law firm Skadden, Arps, Slate, Meagher & Flom LLP. Ms. Eskenazi holds a B.A. in Philosophy from the University of Michigan and a J.D. from the University of California at Los Angeles School of Law. We believe Ms. Eskenazi’s expertise in legal and regulatory matters and experience in the apparel, footwear and accessories industry qualifies her to serve as a director of our Board.
Matthew Hamilton. Matthew Hamilton began serving on our Board in September 2021. Mr. Hamilton has served as a Managing Director at Summit since 2005, where he is focused on consumer-ecommerce, financial technology and services. His investment and board experience includes EngageSmart, Flow Traders (Euronext: FLOW), Focus Financial Partners (acquired by KKR and Stone Point Capital), FORMA Brands, Patriot Growth Insurance Services, Progressive Finance (acquired by Aaron’s), Quay Australia, Salient Partners, Snap Finance, Solo Stove, Telerik (acquired by Progress Software) and Vestmark Financial. Prior to his time at Summit, Mr. Hamilton worked for Senator Olympia Snowe in the United States Senate from 2003 to 2005. We believe Mr. Hamilton’s directorship experience qualifies him to serve as a director of our Board. Mr. Hamilton holds a B.A. in Economics from Colby College.

Continuing Directors
Class II Directors (terms expiring in 2023)
Simon Beard. Simon Beard began serving on our Board in December 2021. In 2008, Mr. Beard founded the streetwear brand Culture Kings, which was added to our portfolio of high-growth brands in March 2021. Mr. Beard has served as Chief Executive Officer of Culture Kings since its founding. We believe Mr. Beard’s expertise in eCommerce and digital marketing and experience as founder and Chief Executive Officer of Culture Kings qualify him to serve as a director of our Board. Mr. Beard holds a Bachelor of Commerce degree from the Queensland University of Technology in Australia.
Wesley Bryett. Wesley Bryett began serving on our Board in September 2021. Mr. Bryett co-founded the Princess Polly online business in 2010 with Eirin Bryett. He has served as the company’s co-Chief Executive Officer since its founding. Prior to founding Princess Polly, Mr. Bryett founded a web consultancy firm, New Business Media, where he worked from 2004 until 2010. We believe Mr. Bryett’s extensive executive leadership experience in the fashion and eCommerce industries qualifies him to serve as a director on our Board. Mr. Bryett holds a Bachelor of Information Technology Degree from Griffith University Australia.
Kelly Thompson. Kelly Thompson began serving on our Board in September 2021. Ms. Thompson currently serves on the Board of Directors for Turtle Beach Corporation, a leader in gaming accessories, and is a member of the Nominating & Governance Committee, a position she has held since August 2019. She also serves on the Board of Directors for First Hawaiian, Inc., a publicly traded bank holding company headquartered in Honolulu, Hawaii, and its wholly owned bank subsidiary, First Hawaiian Bank. Additionally, she serves on the Board of Directors for Bolt Threads, a sustainable biomaterial solutions company based in the San Francisco Bay Area. From February 2017 to February 2019, Ms. Thompson served as Senior Vice President and Chief Operating Officer at Samsclub.com, during which time she served as a member of the Sam’s Club Leadership Committee and was responsible for a multi-billion-dollar omnichannel P&L as well as the “Digital” strategic workstream. Prior to that, Ms. Thompson served as Senior Vice President, Global Category Development for Walmart Global eCommerce from January 2015 to February 2017 and Senior Vice President, Merchandising, Planning and Marketplace for Walmart.com from February 2012 through 2014 which she was promoted to after serving as VP Chief Merchant of Walmart.com since February 2008. Additionally, she spent 10 years in key merchandising leadership roles at Gap, Inc. We believe Ms. Thompson’s directorship experience, coupled with her leadership experience in high growth eCommerce roles, qualify her to serve as a director on the board. Ms. Thompson holds a B.S. in Biology/Animal Physiology and Neuroscience from the University of California, San Diego.
Class III Directors (terms expiring in 2024)
Myles McCormick. Myles McCormick began serving on our Board in September 2021. Most recently, Mr. McCormick served as Chief Executive Officer of FORMA Brands, an incubator, accelerator and curator of next-generation beauty brands, from August 2019 to January 2022. Prior to becoming the Chief Executive Officer of FORMA, Mr. McCormick co-founded Elevate BrandPartners with Summit, and served as the company’s chairman and Chief Executive Officer from August 2016 to August 2019. In this capacity, Mr. McCormick led early investments in Morphe Cosmetics and Quay Australia. Prior to forming Elevate, he served as Chief Financial Officer, Chief Operating Officer and Chief Executive Officer of Bare Escentuals between December 2004 and March 2012, where he was credited with leading the public company through a $1.8 billion acquisition by Shiseido of Japan. Prior to joining Bare Escentuals, Mr. McCormick was the Chief Financial Officer of The Gymboree Corporation, a public children’s specialty retailer, from December 2001 to December 2004. Mr. McCormick also sits on the board of Quay Australia. We believe Mr. McCormick’s extensive executive leadership experience in the fashion and beauty industries qualifies him to serve as a director on the board. Mr. McCormick holds a B.S. in Economics from California Polytechnic State University, San Luis Obispo and an MBA from Notre Dame de Namur University.
Jill Ramsey. Jill Ramsey joined the Company in May 2020 as our Chief Executive Officer and began serving on the Board prior to the IPO. Prior to joining the Company, Ms. Ramsey served as Chief Product and Digital Revenue Officer at Macy’s, Inc. from December 2017 to April 2020, where she led macys.com and the Macy’s mobile app. During her tenure, she drove a transformational change toward a more digital, agile, data and customer centric culture. Prior to Macy’s, she served as a Vice President of Merchandising at eBay from November 2015 to December 2017, where she led all eBay vertical businesses (excluding automotive) and merchandising support functions. Ms. Ramsey also spent 15 years at Walmart in eCommerce, leading merchandising across various categories. Ms. Ramsey serves on the Board of Directors for Flexco, a global manufacturer of conveyor belt products. She also serves on their Governance and Compensation Committees. We believe that Ms. Ramsey’s previous directorship experience and her extensive leadership experience in the fashion, eCommerce, and merchandising industry qualifies her to serve as a director on the board. Ms. Ramsey holds an MBA in eCommerce and Strategy from Northwestern University, Kellogg School of Management, and received a B.A. in English Language and Literature from the University of Chicago.
Controlled Company; Independence Status
Summit controls a majority of our outstanding common stock. As a result, we are a “controlled company.” Under the rules of the New York Stock Exchange (“NYSE”), a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:
•	we have a board that is composed of a majority of “independent directors,” as defined under the rules of the NYSE;
•	we have a compensation committee that is composed entirely of independent directors; and
•	we have a nominating and corporate governance committee that is composed entirely of independent directors.
We rely on this exemption. As a result, we may not have a majority of independent directors on our Board. In addition, our Compensation Committee and Nominating Committee may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.
No director is considered independent unless our Board determines that he or she has no material relationship with us that would interfere with the exercise of independent judgment. We monitor the status of our directors and officers through a questionnaire to be completed by each director no less frequently than annually, with updates periodically if information provided in the most recent questionnaire has materially changed. Based on such disclosures and a review of each director's background, employment, and affiliations, our Board affirmatively determined that Christopher Dean, Ilene Eskenazi, Matthew Hamilton, Myles McCormick and Kelly Thompson are independent for purposes of all applicable NYSE listing standards. Our Board has also determined that Myles McCormick and Kelly Thompson are independent under the heightened independence standards for audit committee service.
Board Meetings and Committees
Our Board has an Audit Committee, a Compensation Committee and a Nominating Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
We became a public company upon the completion of our IPO in September 2021. For the year ended December 31, 2021, our Board held two meetings. Our Audit Committee, Compensation Committee and Nominating Committee were each formed in connection with the closing of the IPO. During our fiscal year 2021, the Audit Committee held one meeting, the Compensation Committee held one meeting and the Nominating Committee held two meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In fiscal 2021, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.
Our independent directors regularly meet in executive session without management or management directors present. Our Board Chair presides at such meetings.
Each of our standing committees has a written charter which is available on the Investor Relations page of our website at https://ir.aka-brands.com. Our website is not part of this notice and proxy statement.

The table below sets forth the composition of our Board committees as of April 1, 2022:
Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Christopher Dean, Chair	X		X (Chair)
Simon Beard
Wesley Bryett
Ilene Eskenazi		X
Matthew Hamilton		X (Chair)
Myles McCormick	X (Chair)	X
Jill Ramsey			X
Kelly Thompson	X		X
Audit Committee
Our Audit Committee is composed of Myles McCormick, Christopher Dean and Kelly Thompson, with Mr. McCormick serving as Chair of the committee. Our Board has determined that Mr. McCormick and Ms. Thompson meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. As a result, we comply with the audit committee requirements of the NYSE, which require that within 90 days of the listing date, our Audit Committee be composed of a majority of independent directors, and we intend to comply with the requirement that within one year following our listing date, our Audit Committee be composed of all independent directors. We do not believe that relying on NYSE's exemption to have a fully independent audit committee within one year following our listing date would materially adversely affect the ability of the Audit Committee to act independently.
In addition, our Board has determined that Mr. McCormick is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose on Mr. McCormick any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board.
The Audit Committee is responsible for, among other matters:
1.	appointing, compensating, retaining, overseeing and terminating our independent registered public accounting firm;
2.	reviewing our independent registered public accounting firm’s independence from management;
3.	reviewing with our independent registered public accounting firm the scope of their audit;
4.	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
5.
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC;

6.	our selection and application of accounting principles, accounting policies, financial reporting processes and controls and compliance with applicable legal and regulatory requirements;
7.	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters;
8.	reviewing and approving related party transactions; and
9.	reviewing and discussing policies and guidelines with respect to risk assessment and risk management.

Compensation Committee
Our Compensation Committee is composed of Mr. Hamilton, Ms. Eskenazi and Mr. McCormick, with Mr. Hamilton serving as Chair of the committee.
The Compensation Committee is responsible for, among other matters:
1.	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
2.	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining and approving the compensation of our Chief Executive Officer;
3.	reviewing and approving the compensation of our other executive officers;
4.	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
5.	conducting the independence assessment outlined in NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
6.	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the NYSE;
7.	reviewing and establishing our overall management compensation, philosophy and policy;
8.	overseeing and administering our compensation and similar plans;
9.	reviewing and making recommendations to our Board with respect to director compensation; and
10.	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.
Nominating and Corporate Governance Committee
Our Nominating Committee is composed of Mr. Dean, Ms. Ramsey and Ms. Thompson, with Mr. Dean serving as Chair of the committee. The Nominating Committee is responsible for, among other matters:
1.	identifying and assessing persons qualified to become Board members, consistent with the qualification standards and criteria approved by the Board;
2.
subject to the rights of the Principal Shareholders under the Director Nomination Agreement, recommending to the Board a slate of director nominees for election or reelection at the annual meeting of stockholders;

3.	recommending to the Board the structure and membership of Board committees;
4.	recommending to the Board persons to fill Board and committee vacancies;
5.	overseeing annual evaluations of the Board and committees of the Board; and
6.	developing and recommending to the Board, and reviewing periodically, the corporate governance guidelines applicable to the Company and amendments thereto.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices.
Chair and Chief Executive Officer
With respect to the roles of Chair and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Since the IPO, the roles of Chair and Chief Executive Officer have been separated. Mr. Dean has been our Chairman since September 2021. Mr. Dean has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including prior directorship experience and deep knowledge of our business and the Company’s strengths and opportunities. This experience and knowledge give Mr. Dean the insight necessary to navigate the responsibilities of strategic development and execution.
Self-Evaluation
Our Nominating Committee was established upon the completion of our IPO in September 2021. Going forward, our Nominating Committee will conduct an annual performance evaluation to determine whether the Board, its committees, and management are functioning effectively. We expect that this will include survey materials as well as individual conversations between each director and the Chair. The evaluation will focus on the Board’s and the committees’ contributions to the Company, with an enhanced focus on areas in which the Board or management believes that the Board could improve.
As part of the annual Board self-evaluation, the Board will evaluate whether the current leadership structure continues to be appropriate for the Company and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. Our Corporate Governance Guidelines are available on the Investor Relations page of our website at https://ir.aka-brands.com. Our website is not part of this notice and proxy statement.
Management Succession
The Nominating Committee is responsible for developing and periodically reviewing a succession plan for the Chief Executive Officer and for certain key individuals on the executive team. The entire Board works with the Nominating Committee to evaluate potential successors to the Chief Executive Officer.
Hedging Transactions
Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.
While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit Committee monitors our major financial risk exposures and cybersecurity risks, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to the Company. Our Compensation Committee oversees the design and implementation of our compensation and benefits programs and policies and monitors the incentives created by these programs and policies to determine whether they encourage excessive risk-taking. Our Compensation Committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our Nominating Committee oversees our major corporate governance risks.

In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as regulatory and legal risks and strategic planning. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge.
We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes. At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to what we believe are the most significant risks that could affect our business, such as legal and regulatory risks, privacy risks, and financial, tax and audit related risks.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on the Investor Relations page of our website at https://ir.aka-brands.com. We intend to disclose any amendments to the Code of Ethics, or any waivers of its requirements, on our website or in public filings.
Compensation Committee Interlocks and Insider Participation
Myles McCormick, Ilene Eskenazi and Matthew Hamilton are the members of our Compensation Committee, and none of them is or has been our officer or employee. No member of the Compensation Committee serves or served during 2021 as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of a company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Communications by Shareholders and Other Interested Parties with the Board
Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:
a.k.a. Brands Holding Corp.
100 Montgomery Street, Suite 1600
San Francisco, CA 94104
Telephone: (415) 295-6085
Attention: Board of Directors
c/o General Counsel and Secretary
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic or requests general information regarding the Company.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as executive officers of the Company as of April 1, 2022:
Name	Age	Position
Jill Ramsey	49	President and Chief Executive Officer
Ciaran Long	49	Chief Financial Officer
Michael Trembley	44	Chief Information Officer and Senior Vice President of Operations
John Gonneville	31	Vice President of Strategy and M&A
Jill Ramsey. See “Board of Directors and Corporate Governance.”
Ciaran Long joined us in April 2021 as our Chief Financial Officer. Mr. Long is a strategic leader with over 20 years of experience developing and managing high performance, cross-functional teams geared toward driving organizational growth and change. Immediately prior to joining a.k.a. Brands, Mr. Long served as Chief Financial Officer at Samsclub.com, a multi-billion-dollar omnichannel business, and Vice President of Finance for Membership, Marketing and Supply Chain at Sam’s Club, a division of Walmart, since November 2017. During his seven-year tenure at Walmart, Inc. he held numerous leadership positions within Walmart’s eCommerce divisions between September 2014 and 2021, including Vice President Finance – Merchandising, and Vice President of Finance – Supply Chain, Customer Care and Payments. Mr. Long joined Walmart after Co-founding CleanGrow, a company that developed new sensor technology to measure key water quality parameters, where he managed the company from April 2009 to August 2014. Mr. Long is a qualified Irish Chartered Accountant.
Michael Trembley joined us in September 2020 as Chief Information Officer and Senior Vice President of Operations. Mr. Trembley brings more than 20 years of experience in leveraging technology platforms and leading operations in eCommerce, retail and digital consumer services. Prior to joining a.k.a. Brands, Mr. Trembley served as Vice President of Product Management at Macy’s from April 2018 to March 2020, where he led the evolution and scaling of merchant and vendor technology platforms and was the business and operations owner for drop-ship and marketplace businesses. Before Macy’s, he spent thirteen years at Walmart in a variety of roles between January 2005 and March 2018. Most recently, Mr. Trembley served as the Vice President of Marketplace and Partner Services for Walmart, where he led the strategy, platform development and operations of the third-party marketplace and drop-ship businesses from March 2017 to March 2018. Mr. Trembley currently serves as Board Advisor to Brand3P, helping leading brands deploy eCommerce and marketplaces retail strategies. He received a B.S. in Business Administration from the University of Arizona, Eller College of Management.
John Gonneville has been a part of our team since 2018 as a member of the co-founding team at Summit. In July 2020, he joined us full-time as Vice President of Strategy and M&A. As an investor at Summit, he focused on consumer and eCommerce and deployed over $300 million of equity in proprietary deals. Mr. Gonneville played an integral role in our formation, including identifying and executing the investments in Princess Polly, Petal & Pup and Rebdolls. Before joining Summit, Mr. Gonneville began his career at Barclays Investment Bank, where he advised on capital raising and M&A transactions from 2014 to 2016. Mr. Gonneville holds a B.S. in Finance and Information Systems from Boston College.

EXECUTIVE AND DIRECTOR COMPENSATION
We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to the following “Named Executive Officers,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers at the end of fiscal year 2021.
Name	Principal Position
Jill Ramsey	Chief Executive Officer
Ciaran Long	Chief Financial Officer
Michael Trembley	Chief Information Officer and Senior Vice President of Operations
Objectives of our Compensation Program
Our compensation objectives have been to recruit and retain a talented team of employees to grow and develop our business, and to reward those employees for accomplishments related to our growth and development.
a.k.a. Brands has a Compensation Committee which reviews and determines executive compensation for the Chief Executive Officer and, based on the recommendation of our Chief Executive Officer, the rest of the management team. Our Compensation Committee seeks to allocate long-term and current compensation with market benchmarks and competitive practices. Our Compensation Committee reviews and evaluates our executive compensation plans and programs to ensure they are aligned with our compensation philosophy. During 2021, the Compensation Committee engaged an independent compensation consultant, Compensia (“Compensia”), to provide executive compensation, incentive compensation, and equity compensation benchmarking data. The Compensation Committee evaluated Compensia in accordance with applicable NYSE rules and concluded that Compensia’s work does not raise any conflict of interest or independence concerns. The compensation plans and arrangements for our Named Executive Officers consist of annual base salary, short-term annual incentive awards, a long-term equity incentive awards and health and retirement benefits.
2021 Elements of Compensation
The key elements of total direct compensation for our Named Executive Officers in 2021 were base salary, annual cash bonuses and incentive equity awards. Annual cash bonuses and incentive equity awards represent the performance-based elements of our compensation program. Set forth below is a summary of these key elements of compensation.
Base Salaries
Each of our Named Executive Officers receives a base salary. Base salary is a key, fixed element of each Named Executive Officer’s compensation and is intended to recognize the Named Executive Officer’s experience, skills, knowledge and responsibilities. Effective February 6, 2021, Jill Ramsey’s annual base salary was increased to $576,830 to reflect Ms. Ramsey’s performance. Each Named Executive Officer’s base salary as of December 31, 2021 is set forth in the table below.
Name	Annual Base Salary Rate ($)
Jill Ramsey	576,830
Ciaran Long	400,000
Michael Trembley	325,000

Annual Cash Bonuses
Each of our Named Executive Officers had the opportunity to earn an annual cash bonus for 2021 based on achievement of pre-determined performance criteria. Each Named Executive Officer’s target annual cash bonus opportunity for 2021 is set forth in the table below. See Narrative Disclosure to Summary Compensation Table—Annual Bonus.
Name	2021 Target Annual Cash Bonus (% of Annual Base Salary)
Jill Ramsey	77
Ciaran Long	50
Michael Trembley	40
Other Benefits
We maintain a 401(k) plan, which is a tax-qualified retirement savings plan, and make matching contributions thereunder in an amount equal to 100% of the first 5% of an employee’s eligible pay contributions (up to the annual compensation limits). Each of our Named Executive Officers is eligible to participate in our 401(k) plan.
Summary Compensation Table
The table below sets forth the compensation paid to our Named Executive Officers for their services in all capacities during the years ended December 31, 2020 and 2021.
Name and Principal Position	Year	Salary ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Jill Ramsey	2021	$577,207(1)	—	$368,895	$14,500	$960,600
	2020	$371,973	$6,589,955	$377,339	$20,427	$7,359,694
Ciaran Long(2)	2021	$287,692	$1,461,117	$219,392	—	$1,968,201
	2020	—	—	—	—	—
Michael Trembley	2021	$325,000	—	$130,900	$14,500	$470,400
	2020	$94,950	$1,986,305	$50,463	$84	$2,131,802
(1)	On February 6, 2021, Ms. Ramsey’s annual base salary was increased to $576,830.
(2)	These amounts reflect partial year compensation for Mr. Long, who joined the Company on April 8, 2021.
(3)
The amounts reported in the Equity Awards column represent the grant date fair value of the incentive units of Excelerate, L.P. (the “Incentive Units”) granted to the Named Executive Officers, as computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. The Incentive Units are intended to constitute “profits interests” for U.S. federal income tax purposes. Despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” The assumptions used in calculating the grant date fair value of the Incentive Units reported in the Equity Awards column are set forth in Note 12 to the consolidated financial statements disclosed in the Company’s 10-K filed March 1, 2022. The amounts reported in this column reflect the accounting cost for these Incentive Units and do not correspond to the actual economic value that may be received by the Named Executive Officers for such Incentive Units.

(4)
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect annual and discretionary bonuses paid to the Named Executive Officers under their respective employment agreements with respect to the fiscal year ended December 31, 2020. See the sections titled “Narrative Disclosure to Summary Compensation Table—Employment Agreements” and “Narrative Disclosure to Summary Compensation Table—Annual Bonus” below for additional details.

(5)
The amounts reported in the All Other Compensation column reflect the 401(k) plan matching contributions equal to $14,500 made by the Company on behalf of each of Jill Ramsey and Michael Trembley during the fiscal year ended December 31, 2021. See the section titled “2021 Elements of Compensation—Other Benefits” above for additional information regarding 401(k) plan contributions.

Narrative Disclosure to Summary Compensation Table
Incentive Equity Agreements
On May 4, 2020, Ms. Ramsey was granted 6,511,813 Incentive Units pursuant to an Incentive Equity Agreement, 3,907,087 of which are subject to time vesting and 2,604,726 of which are subject to performance vesting, in each case, subject to Ms. Ramsey’s continued service on the applicable vesting date. The time vesting

Incentive Units vest as follows: (i) 976,772 Incentive Unit vested on May 4, 2021, (ii) an additional 81,658 Incentive Units vested and continue to vest on each one-month anniversary of May 4, 2021 for the immediately subsequent 35 months and (iii) the remaining 72,281 Incentive Units vest on May 4, 2024. Any unvested time-vesting Incentive Units accelerate upon a “sale transaction.” Ms. Ramsey’s performance-vesting Incentive Units vest in full upon a “liquidity event” in connection with which certain investors receive “investor returns” equal to or greater than 3.0 times.
On May 11, 2021, Mr. Long was granted 2,117,561 Incentive Units pursuant to an Incentive Equity Agreement, 1,588,171 of which are subject to time vesting and 529,390 of which are subject to performance vesting, in each case, subject to Mr. Long’s continued service on the applicable vesting date. The time vesting Incentive Units vest as follows: (i) 397,043 Incentive Units vested on April 8, 2022, (ii) an additional 33,193 Incentive Units vest on each one-month anniversary of April 8, 2022 for the immediately subsequent 35 months and (iii) the remaining 29,381 Incentive Units vest on May 8, 2025. Any unvested time-vesting Incentive Units accelerate upon a “sale transaction.” Mr. Long’s performance-vesting Incentive Units vest in full upon a “liquidity event” in connection with which certain investors receive “investor returns” (as each term is defined in the Incentive Equity Agreements) equal to or greater than 3.0 times.
On September 14, 2020, Mr. Trembley was granted 1,097,406 Incentive Units pursuant to an Incentive Equity Agreement, 823,054 of which are subject to time vesting and 274,352 of which are subject to performance vesting, in each case, subject to Mr. Trembley’s continued service on the applicable vesting date. The time vesting Incentive Units vest as follows: (i) 205,764 Incentive Units vest on September 14, 2021, (ii) an additional 17,202 Incentive Units vest on each one-month anniversary of September 14, 2021 for the immediately subsequent 35 months and (iii) the remaining 15,227 Incentive Units vest on October 4, 2024. Any unvested time-vesting Incentive Units accelerate upon a “sale transaction.” Mr. Trembley’s performance-vesting Incentive Units vest in full upon a “liquidity event” in connection with which certain investors receive “investor returns” equal to or greater than 3.0 times.
In connection with the reorganization transactions that occurred contemporaneously with our IPO, Ms. Ramsey, Mr. Trembley and Mr. Long exchanged their Incentive Units of Excelerate, L.P. for incentive units of New Excelerate, L.P. with the same terms and conditions.
Employment Agreements
We are party to employment agreements with each of Jill Ramsey, Ciaran Long and Michael Trembley. The employment agreements with Ms. Ramsey, Mr. Long and Mr. Trembley were entered into on April 21, 2020, April 8, 2021 and October 15, 2020, respectively, and have initial employment terms of four years, four years and five years, respectively. Each employment agreement provides for automatic annual renewals following the end of the initial employment term, unless either party provides at least 60 days’ prior notice of non-renewal, but also may be terminated at any time by either party prior to the end of the employment term. The employment agreements provide, among other things: (i) the annual base salaries for Ms. Ramsey, Mr. Long and Mr. Trembley, currently set at $576,830, $400,000 and $325,000, respectively (subject to increases from time to time in the sole discretion of the Board); (ii) a target annual performance bonus opportunity for Ms. Ramsey, Mr. Long and Mr. Trembley, currently set at 77%, 50% and 40% of the Named Executive Officer’s annual base salary, respectively; (iii) a grant of Incentive Units (as described below); and (iv) eligibility to participate in any employee benefit plans that we may have in effect from time to time for our executive-level personnel. The employment agreements also provide certain severance benefits to each Named Executive Officer upon a certain terminations. See the section titled “—Potential Payments Upon Termination or Change in Control” below.
The employment agreements subject each Named Executive Officer to the following restrictive covenants: (i) perpetual confidentiality, (ii) assignment of intellectual property, (iii) non-competition during his or her employment, (iv) non-disparagement during his or her employment (which non-disparagement covenants in Ms. Ramsey’s and Mr. Long’s employment agreements are mutual), (v) non-solicitation of our customers, suppliers, licensees, licensors and other business relations during his or her employment and (vi) non-solicitation of our employees and independent contractors during his or her employment and for a period of one year following termination of such employment.
Annual Bonus
We maintain an annual performance-based cash bonus program in which each of our Named Executive Officers participated in fiscal year 2021. Each Named Executive Officer’s target bonus is expressed as a percentage of base salary which can be achieved by meeting certain performance objectives at target level. The 2021 annual bonus for Ms. Ramsey, Mr. Long and Mr. Trembley were targeted at 77%, 50% and 40% of such executive’s base salary, respectively. For fiscal year 2021, our Named Executive Officers were eligible to earn annual cash bonuses based on the achievement of certain corporate objectives approved by our Board of Directors. Significant overachievement of all goals could result in a payout of up to 120% of the target.
The goals under our 2021 bonus program were based on Company performance against pre-established performance goals and individual performance. Our fiscal year 2021 performance goals were weighted equally between sales and EBITDA metrics. Based on these metrics, our Compensation Committee reviewed and approved overall achievement of our 2021 corporate goals at 83% of target, with additional discretionary funds for individual performance. Mr. Long and Mr. Trembley were awarded discretionary bonuses in the amounts of $100,000 and $23,000, respectively, to reflect such executive’s performance. Based on this determination, our Compensation Committee approved the 2021 annual bonuses set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2021.
	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(5)	Option Exercise Price ($)(6)	Option Expiration Date(6)
Jill Ramsey	5/4/2020	1,548,379(2)	2,358,708(2)	2,604,726	N/A	N/A
Ciaran Long	5/11/2021	—	1,588,171(3)	529,390	N/A	N/A
Michael Trembley	9/14/2020	257,369(4)	565,685(4)	274,352	N/A	N/A
(1)
The Incentive Units granted May 4, 2020, May 11, 2021 and September 14, 2020 are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options due to the fact that they only have value as the value of the underlying security appreciates. Accordingly, they are classified as “options’ under the definition provided in Item 402(a)(6)(i) of Regulations S-K as an instrument with an “option-like feature.”

(2)
Represents Incentive Units that time-vest as follows: (i) 976,772 Incentive Units vested on May 4, 2021, (ii) an additional 81,658 Incentive Units vested and continue to vest on each one-month anniversary of May 4, 2021 for the immediately subsequent 35 months and (iii) the remaining 72,281 Incentive Units vest on May 4, 2024. Any unvested time-vesting Incentive Units accelerate upon a “sale transaction.”

(3)
Represents Incentive Units that time-vest as follows: (i) 397,043 Incentive Units vested on April 8, 2022, (ii) an additional 33,193 Incentive Units vest on each one-month anniversary of April 8, 2022 for the immediately subsequent 35 months and (iii) the remaining 29,381 Incentive Units vest on May 8, 2025. Any unvested time-vesting Incentive Units accelerate upon a “sale transaction.”

(4)
Represents Incentive Units that time-vest as follows: (i) 205,764 Incentive Units vested on September 14, 2021, (ii) an additional 17,202 Incentive Units vested and continue to vest on each one-month anniversary of September 14, 2021 for the immediately subsequent 35 months and (iii) the remaining 15,227 Incentive Units vest on October 4, 2024. Any unvested time-vesting Incentive Units accelerate upon a “sale transaction.”

(5)	Represents Incentive Units that performance-vest in full upon a “liquidity event” in connection with which certain investors receive “investor returns” equal to or greater than 3.0 times.
(6)	The Incentive Unit awards are not traditional options, and therefore, there is no exercise price or expiration date associated with them.
Additional Narrative Disclosure
Equity and Cash Incentives – Omnibus Incentive Plan
In connection with our IPO, our Board adopted, and our stockholders approved, the a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan (the “2021 Omnibus Plan”), pursuant to which employees, consultants and directors of our company and our affiliates performing services for us, including our executive officers, are eligible to receive awards. The 2021 Omnibus Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards, substitute awards, annual incentive awards and performance awards intended to align the interests of participants with those of our stockholders.

We initially reserved 4,900,269 shares of our common stock for issuance under the 2021 Omnibus Plan. The number of shares reserved for issuance under our 2021 Omnibus Plan automatically increases each January 1, by 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our Board. In addition, the following shares of our common stock will again be available for grant or issuance under the 2021 Omnibus Plan:
•	shares subject to awards granted under the 2021 Omnibus Plan that are subsequently forfeited or cancelled;
•	shares subject to awards granted under the 2021 Omnibus Plan that otherwise terminate without shares being issued; and
•	shares surrendered, cancelled or exchanged for cash (but not shares surrendered to pay the exercise price or withholding taxes associated with the award).
The 2021 Omnibus Plan is administered by our Compensation Committee. The Compensation Committee has the authority to construe and interpret the 2021 Omnibus Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the 2021 Omnibus Plan may be made subject to “performance conditions” and other terms.
Our employees, consultants and directors are eligible to receive awards under the 2021 Omnibus Plan. The Compensation Committee determines and approves who will receive awards, and the terms and conditions associated with such award, including relevant metrics. No awards were granted under the 2021 Omnibus Plan in 2021. The Company intends to grant awards under the 2021 Omnibus Plan on a go-forward basis.
Employee and Retirement Benefits
We currently provide broad-based health and welfare benefits that are available to our full-time employees, including our Named Executive Officers, including health, life, vision, and dental insurance. In addition, we maintain a 401(k) plan, which is a tax-qualified retirement savings plan, and make matching contributions thereunder in an amount equal to 100% of the first 5% of an employee’s eligible pay contributions (up to the annual compensation limits).
Potential Payments Upon Termination or Change in Control
The employment agreements for Jill Ramsey, Ciaran Long and Michael Trembley each provide for the payment of severance benefits upon certain terminations of employment.
Jill Ramsey
In the event of a termination of Ms. Ramsey’s employment by the Company without “cause,” due to her resignation for “good reason” or due to the Company’s non-renewal of the term of her employment agreement (each, a “Qualifying Termination”), Ms. Ramsey is entitled to the following: (i) payment of any earned but unpaid base salary through her termination date, (ii) payment in lieu of any accrued but unused paid time off as of her termination date, (iii) 12 months of continued base salary payments, (iv) payment of any annual performance bonus for a previous (and completed) performance period that is earned but unpaid as of her termination date, and (v) reimbursement for the COBRA premiums for herself and any eligible dependents for 12 months following her termination date. The continued base salary payments described under clause (iii) above are subject to Ms. Ramsey’s timely execution and non-revocation of a general release of claims in favor of the Company and continued compliance with certain restrictive covenant obligations set forth in her employment agreement.
For Ms. Ramsey, “cause” means one or more of the following: (i) the indictment for, conviction of, or plea of guilty or nolo contendere to (a) a felony (other than a driving offense related solely to driving in excess of the speed limit), (b) any other crime involving moral turpitude or (c) any crime involving misappropriation, embezzlement or fraud with respect to the Company, Excelerate, L.P. or any of their respective subsidiaries, customers or suppliers; (ii) misconduct that would reasonably be expected to cause the Company, Excelerate, L.P. or any of their respective subsidiaries substantial public disgrace or disrepute or economic harm; (iii) repeated refusal to perform duties consistent with her employment agreement as lawfully directed by the Board, including, without limitation, (a) Ms. Ramsey’s persistent neglect of duty or chronic unapproved absenteeism (other than due to her “disability”) or (b) Ms. Ramsey’s refusal to comply with any lawful directive or policy of the Board; (iv) any act or knowing omission aiding or abetting a competitor, supplier or customer of the Company, Excelerate, L.P. or any of their respective subsidiaries to the disadvantage or detriment of the Company, Excelerate, L.P. or any of their respective subsidiaries; (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company, Excelerate, L.P. or any of their respective subsidiaries; (vi) use of alcohol, drugs or other similar substances that materially impairs Ms. Ramsey’s ability to perform her duties under her employment agreement; or (vii) any other material breach by Ms. Ramsey of her employment agreement or any other agreement between Ms. Ramsey and the Company, Excelerate, L.P. or any of their respective subsidiaries, subject to the Company’s ten-day cure period.
For Ms. Ramsey, “good reason” means the occurrence of any of the following without Ms. Ramsey’s written consent: (i) a material reduction in her base salary or target annual bonus, other than as a part of and in proportion to a reduction in compensation affecting employees of the Company, or its successor entity, generally and in no event to exceed 10%; (ii) a material adverse change in her title, authority, responsibilities or duties; or (iii) the Company’s requirement that she relocate her primary work location to a location that is more than 30 miles from its then current location. For “good reason” to be established, (a) Ms. Ramsey must provide written notice to the chairman or lead director of the Board within 30 days of the first occurrence of any such event, (b) the Company must fail to materially remedy such event within 30 days after its receipt of such written notice and (c) Ms. Ramsey’s resignation must be effective not later than 30 days after the expiration of such cure period.
Ciaran Long and Michael Trembley
The employment agreements with Ciaran Long and Michael Trembley provide for the following severance benefits in the event of a termination of the Named Executive Officer’s employment by the Company without “cause”: (i) payment of any earned but unpaid base salary through his termination date, (ii) payment in lieu of any accrued but unused paid time off as of his termination date, (iii) four months and six months, respectively, of continued base salary, and (iv) payment of any earned but unpaid annual or discretionary performance bonus for any fiscal year ending on or prior to his termination date. The continued base salary payments described under clause (iii) above are subject to the respective Named Executive Officer’s timely execution and non-revocation of a general release of claims in favor of the Company and continued compliance with certain restrictive covenant obligations set forth in his employment agreement.
For Mr. Long and Mr. Trembley, “cause” means one or more of the following: (i) commission of or plea of nolo contendere to a felony or other crime involving moral turpitude or the commission of any crime involving misappropriation, embezzlement or fraud with respect to the Company, Excelerate, L.P. or any of their respective subsidiaries, customers or suppliers, (ii) conduct that would reasonably be expected to cause the Company, Excelerate, L.P. or any of their respective subsidiaries substantial public disgrace or disrepute or economic harm, (iii) repeated failure to perform duties consistent with the Named Executive Officer’s employment agreement as reasonably directed by the Board, including (a) persistent neglect of duty or chronic unapproved absenteeism (other than due to the Named Executive Officer’s “disability”) or (b) refusal to comply with any lawful directive or policy of the Board, (iv) any act or knowing omission aiding or abetting a competitor, supplier or customer of the Company, Excelerate, L.P. or any of their respective subsidiaries to the disadvantage or detriment of the Company, Excelerate, L.P. or any of their respective subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company, Excelerate, L.P. or any of their respective subsidiaries, (vi) addiction to alcohol, drugs or other similar substances that impairs performance or (vii) any other material breach of his employment agreement or of any other agreement between him and the Company, Excelerate, L.P. or any of their respective subsidiaries, subject to the Company’s 30-day cure period.
Treatment of Incentive Units upon a Change in Control
Under the Incentive Unit agreements entered into by each of Jill Ramsey, Ciaran Long and Michael Trembley, in the event of a “liquidity event” (as defined in the Excelerate, L.P. Second Amended & Restated Agreement of Exempted Limited Partnership, or the “LPA”), each Named Executive Officer’s unvested performance-vesting Incentive Units will vest if, and only if, certain investors realize “investor returns” equal to or greater than 3.0 times, subject to the Named Executive Officer’s continued employment on the applicable vesting date. In the event of a “sale transaction” (as defined in the Incentive Unit agreements), each Named Executive Officer’s unvested time-vesting Incentive Units will fully accelerate, subject to the Named Executive Officer’s continued employment on the applicable vesting date.

For purposes of the Incentive Unit agreements, “liquidity event” means (i) a Sale of Excelerate L.P. (as defined in the LPA), (ii) the dissolution, liquidation or winding-up of Excelerate, L.P. or any of its subsidiaries holding a majority of their consolidated assets (but excluding any such dissolution, liquidation or winding up of a subsidiary in an internal reorganization) or (iii) the initial public offering or listing of Excelerate, L.P. or any of its subsidiaries on any national securities exchange or substantially equivalent market (including any Rule 144A market or exchange sponsored private market).
For purposes of the Incentive Unit agreements, “sale transaction” means a sale of all or substantially all of the equity of Excelerate, L.P. or a sale of all or substantially all of the assets of Excelerate, L.P. (on a consolidated basis taken as a whole, including, for clarity, all or substantially all of the equity interests of Excelerate, L.P.’s subsidiaries).
Director Compensation
With respect to the fiscal year ended December 31, 2021, Myles McCormick, Kelly Thompson and Ilene Eskenazi, our non-employee directors not affiliated with Summit, received compensation serving as directors on the Board of a.k.a. Brands, as set forth below.
Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Ilene Eskenazi	$137	$137
Myles McCormick	$20,833	$20,833
Kelly Thompson(2)	$62,795	$62,795
(1)
These amounts reflect partial year service for Ms. Eskenazi, Mr. McCormick and Ms. Thompson, who joined our Board of Directors on December 31, 2021, September 21, 2021 and September 21, 2021, respectively.

(2)	These amounts include Ms. Thompson’s partial year service on the board of directors of our subsidiary, a.k.a. Brands, Inc., from January 1, 2021 to September 20, 2021.
Narrative Disclosure to Director Compensation Table
Mr. McCormick is not party to any contract with us that relates to his service on the Board. Ms. Thompson is party to a letter agreement with us, dated as of November 18, 2019, which sets forth her compensation for services rendered on the Board at the rate of $25,000 per year and provides for an initial grant of Incentive Units and an opportunity to invest up to $500,000 in Excelerate, L.P. through purchase of our “ordinary units.”
On January 15, 2019, Mr. McCormick was granted 1,098,382 Incentive Units pursuant to an Incentive Unit Agreement, 549,191 of which are subject to time vesting and 549,191 of which are subject to performance vesting, in each case, subject to Mr. McCormick’s continued service on the applicable vesting date. The time-vesting Incentive Units vest as follows: (i) 137,297 Incentive Units vested on January 15, 2020, (ii) an additional 11,478 Incentive Units vest on each one-month anniversary of January 15, 2020 for the immediately subsequent 35 months and (iii) the remaining 10,164 Incentive Units vest on January 15, 2023. Any unvested time-vesting Incentive Units accelerate upon a “sale transaction.” Mr. McCormick’s performance-vesting Incentive Units vest in full upon a “liquidity event” in connection with which certain investors receive “investor returns” equal to or greater than 3.0 times.
In December of 2019, Ms. Thompson was granted 520,238 Incentive Units pursuant to an Incentive Unit Agreement, 260,119 of which are subject to time vesting and 260,119 of which are subject to performance vesting, in each case, subject to Ms. Thompson’s continued service on the applicable vesting date. The time-vesting Incentive Units vest as follows: (i) 65,029 Incentive Units vested on November 22, 2020, (ii) an additional 5,436 Incentive Units vest on each one-month anniversary of November 22, 2020 for the immediately subsequent 35 months and (iii) the remaining 4,830 Incentive Units vest on November 22, 2023. Any unvested time-vesting Incentive Units accelerate upon a “sale transaction.” Ms. Thompson’s performance-vesting Incentive Units vest in full upon a “liquidity event” in connection with which certain investors receive “investor returns” equal to or greater than 3.0 times.
In connection with the reorganization transactions that occurred contemporaneously with our IPO, Mr. McCormick and Ms. Thompson exchanged their Incentive Units of Excelerate, L.P. for incentive units of New Excelerate, L.P. with the same terms and conditions.

Non-Employee Director Compensation
In connection with our IPO, the Compensation Committee approved a new non-employee director compensation policy. Our non-employee directors who are not affiliated with Summit are eligible to receive compensation for their service on our Board consisting of an annual cash retainer and grant of fully-vested stock pursuant to the 2021 Omnibus Plan. Each non-employee director will receive an annual cash retainer of $50,000, paid in twelve monthly equal installments and prorated for any partial year of service on our Board. In addition, our non-employee directors receive an annual grant of restricted stock units (“RSUs”) with an aggregate grant date value of $100,000, subject to a one-year vesting period.
A non-employee director who is not affiliated with Summit is entitled to additional cash compensation for service as chairperson or lead director of the Board in the amount of $20,000; in the amount of $15,000 for Audit Committee service, in the amount of $10,000 for Compensation Committee service; and $7,500 for Nominating Committee service.
Our directors are reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our bylaws. Our Board may revise the compensation arrangements for our directors from time to time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•	the related person’s relationship to us and interest in the transaction;
•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director or director nominee;
•	the benefits to us of the proposed transaction;
•	if applicable, the availability of other sources of comparable products or services; and
•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.
The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.
In addition, under our Code of Ethics our employees, directors and executive officers must disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
Related Party Transactions
Other than compensation arrangements for our directors and Named Executive Officers, which are described in the section entitled “Executive Compensation” elsewhere in this proxy statement, below we describe transactions during the fiscal year ended December 31, 2021 to which we were a participant, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Registration Rights Agreement
In connection with the IPO, we entered into a Registration Rights Agreement with certain of our equity holders, including Summit and investors affiliated with the Beard family and the Bryett family (the “Australian Management Investors”). Under the Registration Rights Agreement, we have granted these members registration rights subject to customary terms, conditions and limitations.
Demand Registrations
Under the Registration Rights Agreement, Summit is able to require us to file an unlimited number of registration statements under the Securities Act to register all or a portion of its registrable securities and in which we shall pay all registration expenses. In addition, Summit is able to require us to file an unlimited number of short-form registration statements under the Securities Act to register all or a portion of their registrable securities and in which we shall pay all registration expenses. Each such request is referred to as a “Demand Registration.” Upon the fourth anniversary following the pricing of the IPO, the Australian Management Investors will be entitled to one Demand Registration.
Piggyback Registrations
Under the Registration Rights Agreement, if at any time we propose to register any of our equity securities under the Securities Act (other than a Demand Registration and in certain other cases), we are required to notify each holder of registrable securities of its right to participate in such registration (a “Piggyback Registration”) and include their registrable securities to the extent set forth in the Registration Rights Agreement. We will bear all expenses of the holders of registrable securities in connection with Piggyback Registrations.
Expenses of Registration
We are required to bear the registration expenses (other than underwriting discounts) incident to any registration in accordance with the Registration Rights Agreement, including the reasonable fees of counsel chosen by the holders of registrable securities.
Indemnification of Officers and Directors
Upon completion of the IPO, we entered into indemnification agreements with each of our officers, directors and director nominees. The indemnification agreements provide our officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing agreements, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.
Director Nomination Agreement
In connection with our IPO, we entered into a Director Nomination Agreement with Summit that provides Summit the right to designate nominees for election to our Board. Summit may also assign its designation rights under the Director Nomination Agreement to an affiliate. See “Board of Directors and Corporate Governance—Director Nomination Agreement” for a description of the Director Nomination Agreement.
Stockholders Agreement
On June 23, 2021, we entered into a stockholders agreement that became effective upon the closing of the IPO (the “Stockholders Agreement”) with our Principal Stockholder and certain of our equity holders (the “Founder Investors”). The Stockholders Agreement provides that a Founder Investor may only sell shares of common stock acquired prior to the closing of the IPO contemporaneously with sales of common stock by our Principal Stockholder or by Summit in either a public or private sale to unaffiliated third parties. In connection with any such sale, a Founder Investor is generally entitled to sell up to a number of shares of our common stock equal to the aggregate number of shares of common stock held by such Founder Investor multiplied by a fraction, the numerator of which is the aggregate number of shares being sold by our Principal Stockholder or by Summit in such sale and the denominator of which is the aggregate number of shares of common stock held by our Principal Stockholder or by Summit immediately prior to such sale. The Stockholders Agreement will terminate upon the earlier to occur of the fourth anniversary of the IPO or such date as our Principal Stockholder and Summit no longer hold any shares of our common stock.
Petal & Pup Minority Equity Repurchase
In connection with the IPO, we entered into an agreement (the “Repurchase Agreement”) whereby we had the option, but not the obligation, extending through the time of the IPO, to repurchase all then-outstanding units of P&P Holdings, L.P. from the P&P Minority Investors; provided that, upon the consummation of the IPO, we had the obligation to repurchase all then-outstanding units from the P&P Minority Investors. On August 19, 2021, we repurchased approximately 6% of the equity held by the P&P Minority Investors for AUD $5 million, and upon completion of the IPO, we repurchased the remaining equity held by the P&P Minority Investors for approximately AUD $22.8 million.
Agreement with Culture Kings Minority Equityholders
In connection with the IPO, we entered into an agreement with the minority unit holders of CK Holdings L.P. to contribute their interests in CK Holdings, LP to CK Bidco Pty. Ltd. in exchange for 21,809,804 newly issued shares of our common stock equal to the value of the shares of CK Holdings, L.P. and its subsidiaries at the time of the IPO. CK Bidco Pty. Ltd. acquired the newly issued shares of our common stock in exchange for issuance of a loan note to us for the value of the shares of CK Holdings, L.P. and its subsidiaries at the time of the IPO, which then was contributed to CK Bidco Pty. Ltd. and cancelled in connection with the IPO. Following the completion of this exchange, CK Holdings, LP became our wholly-owned subsidiary.
Subordinated Notes
On March 31, 2021, we entered into a note purchase agreement with certain debt funds of Summit that purchased $25.0 million of unsecured notes at closing, the proceeds of which were used to partially finance our acquisition of Culture Kings. The notes were subordinated in right of payment to our senior secured credit facilities. Together with a portion of the proceeds from the IPO and borrowings under our new term loan facility, we repaid all outstanding indebtedness due pursuant to the senior subordinated notes and terminated the underlying note purchase agreement.
Series A Partnership Units Issuance
In order to fund the Culture Kings Acquisition, on March 31, 2021, Excelerate, L.P., the predecessor to our Principal Stockholder, issued Series A partnership units for $82.7 million in cash, of which $59.4 million was subscribed by affiliates of Summit, a related party of Excelerate, L.P. and our Principal Stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of April 5, 2022 for:
•	each person or group known to us who beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.
The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on 128,647,836 shares of common stock outstanding as of April 5, 2022.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of April 14, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o a.k.a. Brands Holding Corp., 100 Montgomery Street, Suite 1600, San Francisco, California 94104.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Shareholders
New Excelerate, L.P.(1)	72,644,324	56.5%
Beard Entities(2)	24,261,129	18.9%
Bryett Enterprises Trust(3)	20,591,189	16.0%
Named Executive Officers and Directors
Jill Ramsey	12,005	*
Ciaran Long	—	—
Michael Trembley	—	—
Christopher Dean	—	—
Simon Beard(2)	24,261,129	18.9%
Wesley Bryett(3)	20,591,189	16.0%
Ilene Eskenazi	7,936	*
Matthew Hamilton	—	—
Myles McCormick	40,000	*
Kelly Thompson	—	*
All Directors and Executive Officers as a Group (11 individuals)	44,913,259	34.9%
*	Indicates less than 1%
(1)
Represents 72,644,324 shares of common stock held directly by New Excelerate L.P., the voting and disposition of which is controlled by Summit. Summit is (i) the sole shareholder of Summit Partners GE IX AIV, Ltd., which is the general partner of Summit Partners GE IX AIV, L.P., which is the general partner of Summit Partners Growth Equity Fund IX-B AIV, L.P. (“Summit IX-B”) and (ii) the sole member of Summit Partners GE IX, LLC, which is the general partner of Summit Partners GE IX, L.P., which is the general partner of Summit Partners Growth Equity Fund IX-A AIV, L.P (“Summit IX-A”). Summit IX-A and Summit IX-B have equal ownership of the outstanding capital stock of Excelerate GP, Ltd. Excelerate GP, Ltd. is the general partner of New Excelerate L.P. Summit, through a two-person investment committee, currently comprised of Peter Y. Chung and Charles J. Fitzgerald, has voting and dispositive authority over the shares beneficially owned by each of these entities and therefore beneficially owns such shares. Mr. Chung and Mr. Fitzgerald disclaim beneficial ownership of the shares held directly by New Excelerate, L.P. The address for each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116.

(2)
Represents 23,354,629 shares of common stock held of record by (i) TF Apparel Discretionary Trust, established by deed dated October 28, 2009 (the “TF Apparel Trust”), (ii) The Simon Beard Family Trust, established by deed dated October 28, 2009 (the “Simon Beard Trust”), and (iii) The Tah-nee Aleman Family Trust, established by deed dated October 28, 2009 (the “Tah-nee Aleman Trust” and, together with the TF Apparel Trust and the Simon Beard Trust, the “Beard Entities”). Beard Trading Pty Ltd ACN 600 219 856 (the “Trustee”) is the sole trustee of each of the Beard Entities, respectively. Simon Beard is the principal of each of the Beard Entities, respectively. Tah-nee Beard is the sole director and secretary and the sole shareholder of the Trustee. Tah-nee Beard has sole voting and dispositive power over 23,354,629 shares of common stock held of record by the Beard Entities. Also represents 335,000 and 571,500 shares of common stock held directly by Tah-nee Beard and Simon Beard, respectively.

(3)
Represents 20,591,189 shares of common stock held of record by The Bryett Enterprises Trust. The Bryett Enterprises Trust’s primary beneficiaries are Eirin Bryett and Wesley Bryett and The Bryett Enterprises Trust is 100% owned by the Bryett Enterprises Pty Ltd., whose sole director is Wesley Bryett and whose two shareholders are Eirin Bryett and Wesley Bryett. Wesley Bryett has sole voting and dispositive power over 20,591,189 shares of common stock held of record by The Bryett Enterprises Trust.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers as our independent registered public accounting firm for the year ending December 31, 2022. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers for the year ended December 31, 2021 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by PricewaterhouseCoopers for the years ended December 31, 2021 and 2020:
	2021	2020
Audit Fees(1)	$5,936,826	$590,330
Audit-Related Fees	$0	$0
Tax Fees	$2,871,875	$273,309
All Other Fees	$796,954	$79,474
Total	$9,605,654	$943,113
(1)
Consists of fees for the audit and other procedures in connection with the Annual Report on Form 10-K for the year ended December 31, 2021, the review of our financial statements for the year ended December 31, 2020 and certain procedures conducted in connection with the IPO.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. Each year, the Audit Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.
The Audit Committee approved all services provided by PricewaterhouseCoopers. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of PricewaterhouseCoopers requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s shareholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace PricewaterhouseCoopers as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE AUDIT COMMITTEE AND THE BOARD RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR
ENDING DECEMBER 31, 2022.

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate by reference this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.
The Audit Committee oversees our financial reporting process on behalf of the Board. This report reviews the actions taken by the Audit Committee with regard to our financial reporting process during fiscal 2021 and particularly with regard to the audited consolidated financial statements as of December 31, 2021 and 2020 and for the three years ended December 31, 2021.
Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.
The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
In addition, the Audit Committee reviewed the Enterprise Risk Management program and discussed with management the relevant enterprise risk management policies and procedures.
The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence. The Audit Committee also considered whether the provision of services during the fiscal year ended December 31, 2021 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.
Additionally, the Audit Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their observations on our internal controls and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
Audit Committee:
Myles McCormick, Chair
Christopher Dean
Kelly Thompson

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. These filings are also available on our corporate website at https://ir.aka-brands.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION
The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

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a.k.a.

A.K.A. BRANDS HOLDING CORP. 100 MONTGOMERY STREET, SUITE 1600 SAN FRANCISCO, CALIFORNIA 94104

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 31, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AKA2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 31, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D82907-P70495	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

A.K.A. BRANDS HOLDING CORP.
The Board of Directors recommends you vote FOR the following:

1.	Elect three Class I directors to serve on the Board until the 2025 Annual Meeting and until their successors are duly elected and qualified.

	Nominees:		For	Against	Abstain

	1a. Christopher J. Dean		☐	☐	☐

	1b. Ilene Eskenazi		☐	☐	☐

	1c. Matthew G. Hamilton		☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.								For	Against	Abstain

2.	Ratify the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year ending December 31, 2022.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

 D82908-P70495

A.K.A. BRANDS HOLDING CORP. Annual Meeting of Stockholders June 1, 2022 12:00 PM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Ciaran Long and Lilliana Lin, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of a.k.a. Brands Holding Corp. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said company to be held virtually at www.virtualshareholdermeeting.com/AKA2022 at 12:00 P.M. Pacific Time on June 1, 2022, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE THREE NOMINEES NAMED UNDER PROPOSAL 1 AND "FOR" PROPOSAL 2.

Continued and to be signed on reverse side